EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Bridgeline Software Changes
Name to Bridgeline Digital

Name Change Emphasizes Commitment to
Digital and Interactive Technology Solutions

Woburn, MA March 23, 2010 - Bridgeline Software (NASDAQ: BLSW), a developer of unified web application management software and award-winning interactive technology solutions, announced today that it has changed its name to Bridgeline Digital (NASDAQ:BLIN). The new name change is effective immediately and draws upon the company’s strategic commitment to digital and interactive technologies.

“Over the past decade, Bridgeline has progressed into much more than a software company,” says President & CEO, Thomas Massie. “Our focus has always been on delivering world-class interactive technology solutions that positively impact our customers’ competitiveness and profitability. Increasingly, however, these solutions are being strategically driven from the business side. We feel strongly that “Bridgeline Digital” is a more accurate reflection of the evolving mix of award-winning web based products and services that we deliver.”

Effective March 23, 2010, Bridgeline's common stock begins trading on the NASDAQ Capital Market under the ticker symbol "BLIN”.

About Bridgeline Digital
Bridgeline Digital is a developer of web application management software and award-winning interactive business technology solutions that help organizations optimize business processes. The iAPPS Product Suite is an innovative SaaS solution that unifies Content Management, Analytics, eCommerce, and eMarketing capabilities – enabling business users to swiftly enhance and optimize the value of their web properties.

Combined with award-winning interactive technology services by Microsoft Gold Certified development teams, Bridgeline helps customers to cost-effectively maximize the value of their rapidly changing web applications. Bridgeline's teams of developers specialize in web application development, usability engineering, SharePoint development, rich media development, and search engine optimization.

Bridgeline Digital is headquartered near Boston with additional locations in Atlanta, Chicago, Cleveland, Denver, New York, Washington, D.C., and Bangalore, India. Bridgeline currently has over 600 customers ranging from middle market organizations to divisions within Fortune 1,000 companies that include: Healthcore, The Bank of New York Mellon, Marriott International, Berkshire Life, PODS, Honeywell, Budget Rental Car, Washington Redskins, AARP, National Financial Partners, The Packard Foundation, DTCC, Cadaret, Grant & Co., National Insurance Crime Bureau, the American Academy of Pediatrics, and Shaw Industries (a Berkshire Hathaway company). To learn more about Bridgeline, please visit www.bridgelinedigital.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions including the risks described in our filings with the Securities and Exchange Commission that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

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BRIDGELINE Contact:
Brian Bolton Bridgeline Digital, Inc. Vice President of Marketing 781.497.3013 bbolton@blinedigital.com